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Exhibit 10.20

SEPARATION AGREEMENT

October 5, 2007

Dear Mr. Smith:

        This letter sets forth the agreement between you and GT Solar Incorporated, a Delaware corporation (the "Company," and together with GT Solar International, Inc., a Delaware corporation, GT Solar Holdings, LLC, a Delaware limited liability company ("Holdings"), and each of the Company's subsidiaries, the "Group," and each individually a "Group Company"). By signing and delivering to the Company as provided below this letter agreement (this "Agreement"), you and the Company hereby agree as follows:

        1.     Separation from the Company.

        The termination of your employment and the termination of your board membership by the Company and each other Group Company (as applicable) will be effective on October 31, 2007 (the "Separation Date"). As of the Separation Date, you will automatically (i) no longer be an employee or director of any Group Company and (ii) cease to be required to fulfill any of the duties and responsibilities associated with any of the aforementioned positions with any Group Company. In addition, the Employment Agreement by and between you and the Company, dated as of December 30, 2005 (the "Employment Agreement") will terminate and be of no further force or effect as of the Separation Date, except for the provisions of Section 8 Dispute Resolution which shall remain in full force and effect.

        2.     Severance Benefits.

        (a)   In exchange for your execution and delivery to the Company of this Agreement and a General Release in the form attached as Exhibit A (the "Initial Release") on the date hereof, the Company hereby agrees to pay you $500,000 (the "Severance Payment") within five business days after you have delivered to the Company the executed Closing Release as contemplated by the next-following sentence, provided that (i) you continue to comply with the Employment Agreement through the Separation Date, (ii) the Initial Release, the Closing Release, this Agreement and the Confidentiality and Non-Competition Agreement (as defined below) each remains in full force and effect and you have complied in full with this Agreement and the Confidentiality and Non-Competition Agreement at all times from and after the date hereof, and (iii) you have not revoked, or attempted to revoke, any of the Initial Release or the Closing Release, and you have not otherwise asserted, and do not otherwise assert, that any of the Initial Release, the Closing Release, this Agreement or the Confidentiality and Non-Competition Agreement, or any provision of any of the foregoing, is unenforceable. You understand that you will not be entitled to the Severance Payment unless you execute and deliver to the Company the General Release in the form attached as Exhibit A hereto (the "Closing Release") within ten (10) days following the Separation Date, and will not in any event be entitled to payment of any bonus. Notwithstanding the foregoing, if you deliver the Closing Release to the Company prior to noon New Hampshire time on the Separation Date and the conditions described clauses (i), (ii) and (iii) of the first sentence of this paragraph have otherwise been and remain satisfied, the Company will make the Severance Payment to you on the Separation Date.

        (b)   Without limiting the implications of the termination of the Employment Agreement contemplated above, you acknowledge that the Company shall not be obligated in any event to provide you with any payment or benefits to which you would have been entitled pursuant to Section 4(d) or any other provision of the Employment Agreement had you been terminated by the Company without "Cause" (as defined in the Employment Agreement). The Severance Payment shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any Group Company, but shall be subject to all required and customary withholding by the Company or any Group Company. You understand that the payment of the Severance Payment to you represents consideration for signing and delivering the Closing Release and does not constitute salary, wages or benefits to which you were already entitled.

        (c)   You acknowledge and represent that you have received everything to which you are entitled by virtue of your employment and/or director relationship with the Company or any other Group Company or membership in Holdings, except (i) payment to you of your regular base salary through the Separation Date, to the extent unpaid, (ii) reimbursement for business expenses incurred in the ordinary course of business through the Separation Date and (iii) accrued but unused vacation. You also acknowledge and agree that, pursuant to the terms of the Limited Liability Company Agreement of Holdings, dated December 30, 2005, by and among Holdings, you and the other members thereof (as amended from time to time, the "LLC Agreement"), you hold 26,374.8 Class B Shares of Holdings and 36,032.4 Class D Shares of Holdings which are vested as of the date hereof and will remain vested as of the Separation Date and the balance of the Class B Shares and Class D Shares originally issued to you (79,124.3 Class B Shares and 72,075.6 Class D Shares) are and shall remain unvested, and hereby agree that such unvested Class B Shares and unvested Class D Shares are, upon execution of this Agreement, hereby cancelled and forfeited. The Company, for itself and on behalf of each Group Company, hereby waives its right, set forth in the LLC Agreement, to repurchase your vested Class B Shares.

        3.     Confidentiality and Non-Competition Agreement.    Notwithstanding the termination of our employment and directorship with the Group as set forth in this Agreement, you shall continue to be bound by the restrictions set forth in that certain Confidentiality and Non-Competition Agreement by and between you and the Company, dated as of December 30, 2005 (the "Confidentiality and Non-Competition Agreement"), on the terms set forth therein.

        4.     Additional Agreements.

        (a)   You agree that, through the period ending October 31, 2008, you will reasonably cooperate with each Group Company in any internal investigation, administrative, regulatory, or judicial proceeding or dispute with a third party in which a Group Company is involved and which (x) involves facts or events that existed or arose on or prior to the Separation Date, and (y) relates to the Company or the business of the Company. You understand and agree that your cooperation may include, but not be limited to, making yourself available to the Group or any Group Company upon reasonable notice for interviews and factual investigations; appearing at the request of the Group or any Group Company to give testimony without requiring service of a subpoena or other legal process; volunteering to the Group pertinent information; and turning over to the Group all relevant documents which are or may come into your possession all at times and on schedules that are reasonably consistent with your other permitted activities and commitments. You understand that in the event the Company asks for your cooperation in accordance with this provision, the Company will (i) reimburse you solely for the reasonable out-of-pocket expenses you incur (including travel, lodging, and meals) in accordance with the Company's expense reimbursement policies, and (ii) pay you a per diem fee of $2,000 for each day on which you provide a minimum of four hours of the requested services.

        (b)   You agree not to make any negative, disparaging, derogatory, or knowingly false statements in public or private regarding any Group Company, or any of such Group Company's past or present investors, officers, directors, members or affiliates or any of such members or affiliates' officers, directors or employees (regardless of whether such statements would constitute libel or slander). The Company agrees to cause each executive, officer or director of each Group Company not to make any negative, disparaging, derogatory, or knowingly false statements in public or private regarding you (regardless of whether such statements would constitute libel or slander). You further agree that as of the Separation Date, you will return to the Group any and all property, tangible or intangible, relating to its business, which you possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that you shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

        (c)   So long as (x) through the Separation Date you comply with all of your obligations pursuant to the Employment Agreement, (y) the Initial Release, the Closing Release, this Agreement and the Confidentiality and Non-Competition Agreement (as defined below) remain in full force and effect and you comply in full with this Agreement and the Confidentiality and Non-Competition Agreement at all times from and after the date hereof, and (z) you do not at any time on or after the date hereof revoke, or attempt to revoke, any of the Initial Release or the Closing Release or otherwise assert that any of the Initial Release, the Closing Release, this Agreement or the Confidentiality and Non-Competition Agreement, or any provision of any of the foregoing, is unenforceable, the Company shall:

  (i)
  the Company will continue, during the period of thirty (30) months commencing upon the Separation Date, to provide you with health insurance benefits at the Company's expense;

  (ii)
  in the event you enroll in and commence attending an "Executive MBA" program during the two year period following the Separation Date, and provide the Company with reasonable evidence of such enrollment and attendance and documentation otherwise reasonably acceptable to the Company, the Company will reimburse you for tuition you incur for such program in accordance with the Company's expense reimbursement policies, up to an aggregate reimbursement of not more than $120,000; provided, that in any event the Company shall have no obligation to reimburse you for any tuition expenses in respect of any enrollment for any period following December 31, 2010; and

  (iii)
  the Company will reimburse you for the reasonable and customary legal fees incurred by you, up to and not exceeding an aggregate amount equal to $7,500, in connection with matters pertaining to your separation from service with the Company and the review of this Agreement. If you submit the invoice for such services to the Company prior to November 15, 2007 and otherwise in accordance with the Company's expense reimbursement policies, the Company will pay the amount so invoiced on or prior to December 15, 2007.

        (d)   Your voicemail greeting at the Company shall be changed as of the Separation Date, to indicate that you are no longer employed by the Company, that callers should not leave messages, that callers desiring to reach the Company may contact a person or persons designated by the Company for this purpose, and that for personal matters you may be reached at such telephone number as may be provided for this purpose by you. The recording shall be made by you with the content of the recording being subject to the reasonable approval of the Company. The changed voicemail shall remain in operation through February 29, 2008. Your Company email account will be reconfigured as of Separation Date, to (i) forward all e-mails to you at an e-mail address to be provided to the Company, with a copy of all e-mails to another person to be designated by the Company, and (ii) generate an automatic response that you are no longer employed by the Company, that writers should not e-mail you at your Company e-mail address, that writers desiring to reach the Company may contact a person or persons designated by the Company for this purpose, and that for personal matters you may be reached at such e-mail address as may be provided for this purpose by you. This e-mail arrangement shall remain in effect until February 29, 2008. Until February 29, 2008, the Company will promptly forward all of your personal mail to you with due regard for your privacy. For purposes of any future employment references or inquires, both you and the Company shall provide an explanation of the circumstances applicable to your separation from service with the Company consistent with the explanation set forth in writing and agreed upon by you and the Company. So long as you comply with the foregoing, any press release or public announcement regarding or mentioning your separation from service with the Company shall be subject to your reasonable advance approval (except to the extent the Company is required by law to make any press release or public announcement); and the Company shall not make any such press release or public announcement prior to November 30, 2007.

        (e)   In the event that you die prior to receiving the Severance Payment and all other amounts owed to you under this Agreement (other than the Executive MBA benefits described in Section 4(c)(ii), but including and not limited to your vested Class B and D Shares of Holdings), all payments and benefits will be paid to or provided to your spouse, or a trust designated by you in writing and delivered by you to the Company prior to your death, or if none, to your estate.

        (f)    On or prior to the Separation Date you shall deliver to the Company the laptop computer and Blackberry device that you use as of the date hereof so that the Company may remove all data and software therefrom. Upon removing such data and software to its satisfaction, the Company will return such equipment to you for your use thereafter.

        (g)   The Company agrees that it shall not amend or permit to be amended any of the terms of Article V of the bylaws of the Company, as in effect as of the date hereof, prior to November 1, 2007. Further, in the event that you perform services on behalf of the Company as requested by the Company pursuant to Section 4(a) above, the Company shall indemnify you in respect of claims arising in connection therewith to the same extent as that to which you would be entitled at such time under the Company's certificate of incorporation and bylaws if you then provided such services as an officer of the Company.

        5.     Confidentiality of this Agreement.

        (a)   The contents of this Agreement (including the Initial Release and the Closing Release), including but not limited to its financial terms, are strictly confidential. By signing this agreement you agree and represent that you will maintain the strictly confidential nature of the Agreement (including the Initial Release and the Closing Release), except (a) to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (b) as otherwise required by law or lawful subpoena, in which case you shall notify the Company in writing in advance of disclosure; and (c) as necessary to enforce this Agreement.

        (b)   The Company agrees that it will keep, and will cause each Group Company to keep, the contents of this Agreement strictly confidential, except (a) to its senior executive officers and its board of directors, and to its outside counsel and auditors; (b) as otherwise required by law or lawful subpoena (including, to the extent deemed appropriate by Company counsel, by the Company in filings with the United States Securities Exchange Commission); and (c) as necessary to enforce this Agreement.

        6.     Claims by the Company.    The Company represents that Thomas M. Zarrella has no actual knowledge of (a) any basis for any claim by any Group Company against you arising from your actions as an employee, officer, or director of the Company or any Group Company prior to the date hereof, or (b) any plan by any Group Company to bring any such claim.

        7.     No Transfer or Assignment.    You and the Company agree that no interest or right you have or any of your beneficiaries has to receive payment or to receive benefits under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law. Nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against you or your beneficiary, including for alimony, except to the extent required by law.

        8.     No Admissions.    This Agreement shall not be construed as an admission of any wrongdoing either by you or by the Company, its affiliates, or its and their directors, officers, agents and employees.

        9.     No Other Agreement.    This Agreement contains the entire agreement between you and the Company. No part of this Agreement may be changed except in writing, executed by both you and the Company.

        10.   Third Party Beneficiaries.    The Company's rights under this Agreement shall inure to the benefit of each other Group Company and to the officers, directors, employees, stockholders, members and affiliates of each Group Company and its affiliates, and your rights to the Severance Payment under this Agreement shall inure to the benefit of you and your successors and permitted assigns. Except as set forth in the preceding sentence, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place, unless the Company at the time of such sale enters into other reasonable arrangements to protect your rights to receive the Severance Payment and other benefits described in this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

        11.   Governing Law.    This Agreement shall be interpreted in accordance with the laws of the State of New Hampshire. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

        12.   Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

* * * * *

        Please indicate your agreement by signing this letter and returning it to us on or before October 5, 2007.

Very truly yours,
GT SOLAR INCORPORATED
	By:	/s/ THOMAS M. ZARRELLA
Name: Thomas M. Zarrella
Title: President and Chief Executive Officer
AGREED TO AND ACCEPTED BY:
/s/ HOWARD SMITH Howard Smith
Dated: October 5, 2007

[Signature Page - Separation Agreement]

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  Exhibit 10.20